Exhibit 10.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of October 3, 2023, by and between Allego N.V., public limited liability company (naamloze vennootschap) formed under the laws of the Netherlands (formerly Athena Pubco B.V.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”), and constitutes an amendment to the Warrant Agreement, dated as of February 8, 2021, by and between the Spartan Acquisition Corp. III (“Spartan”) and Continental, as assumed by the Company pursuant to the Warrant Assumption Agreement, dated as of March 16, 2022, by and among the Company, Spartan and Continental (as assumed, the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on March 16, 2022, the Company completed its business combination with Spartan (the “Business Combination”),

WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the Registered Holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of shares of the common stock of Spartan immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance (as defined in the Existing Warrant Agreement) in ordinary shares of the Company, each with a nominal value € 0.12 per share (the “Ordinary Shares”);

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of Registered Holders of 50% of the number of the then outstanding Public Warrants;

WHEREAS, on April 20, 2022, a permitted transferee of Spartan Acquisition Sponsor III LLC, the Company’s sponsor, exercised all of the warrants that were private placement warrants on a cashless basis. As a result of the exercise, on April 23, 2022, all of the outstanding private placement warrants were surrendered and the underlying Ordinary Shares were issued;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the Registered Holders of the Warrants to exchange all of the outstanding Warrants for Ordinary Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of the number of the then outstanding Public Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.	Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a) the new Section 6A thereto: “6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then outstanding Warrants, as described in Section 6A.2 below, for Ordinary Shares (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.207 Ordinary Shares (or any Alternative Issuance pursuant to Section 4.4 for each Warrant held by the Registered Holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any share splits, share dividends, recapitalizations or similar transaction with respect to the Ordinary Shares). In lieu of issuing fractional shares, any Registered Holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such Registered Holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.	Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

2.3 Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and Adobesign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

ALLEGO N.V.

By:	/s/ Mathieu Bonnet
Name: Mathieu Bonnet
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

as Warrant Agent

By:	/s/ Stacy Aqui
Name: Stacy Aqui
Title: Vice President